Exhibit 99.1

Lands’ End Announces Full Year and Fourth Quarter Fiscal 2021 Results

Net Revenue grew 14.7% compared to full year Fiscal 2020, delivering highest revenue since 2011

Net Income of $33.4 million compared to Net Income of $10.8 million for full year Fiscal 2020

Adjusted EBITDA of $120.9 million compared to Adjusted EBITDA of $87.0 million for full year Fiscal 2020, delivering highest Adjusted EBITDA since 2014

Initiates Fiscal 2022 Outlook

DODGEVILLE, Wis., March 16, 2022 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the full year and fourth quarter of the fiscal year ended January 28, 2022 compared to the full year and fourth quarter of the fiscal year ended January 29, 2021, and provided first quarter and full year fiscal 2022 outlook.

Jerome Griffith, Chief Executive Officer, stated, “Over the past year, we continued to demonstrate the strength of our business model and the resiliency of our teams. We generated the highest Revenue the Company has seen since 2011 and the highest Adjusted EBITDA since 2014, as we advanced our strategic growth pillars while taking steps to mitigate the macro headwinds. I’m incredibly proud of our team’s commitment and dedication to executing our strategies. Looking ahead, we remain confident in our long-term opportunity as we leverage the strength of our digital-first approach, brand and growing total addressable market.”

Full Year Financial Highlights:

•	For the fiscal year, net revenue increased 14.7% to $1.64 billion compared to $1.43 billion in the prior year.

◦	Global eCommerce net revenue increased 5.3% for the fiscal year, driven by U.S. eCommerce increasing 6.8%, partially offset by International eCommerce decreasing 0.8%.
◦	Outfitters net revenue increased 45.9%, driven by stronger demand within the Company’s travel-related national accounts and school uniform customers.
◦	Third Party net revenue increased 116.6% with the launch of the Kohl’s business in third quarter fiscal 2020 and the expansion from 150 to 300 locations in the third quarter fiscal 2021.

•

Gross margin decreased approximately 10 basis points to 42.3%, compared to 42.4% in fiscal 2020. Gross margin declined due to increased shipping costs, largely offset by improved promotional strategies.

•

Selling and administrative expenses increased $52.9 million to $571.8 million or 35.0% of net revenue, compared to $518.9 million or 36.4% of net revenue, in fiscal 2020. The 140 basis points decrease was the result of leverage on higher sales and continued expense controls slightly offset by continued investment in digital marketing and higher distribution center labor costs.

•	Net income was $33.4 million, or $0.99 earnings per diluted share. This compares to Net income of $10.8 million or $0.33 earnings per diluted share in fiscal 2020.

•	Adjusted EBITDA grew by 39.0% to $120.9 million compared to $87.0 million in fiscal 2020.

Full Year Business Highlights:

•	The U.S. eCommerce total customer file increased to a record of 5.8 million, while Global eCommerce total customer file grew 5% with a record total of new customers.
•	The Outfitters business continued to recover, driven by travel-related national accounts and school uniform customers.
•	Expanded product assortment offered in an additional 150 Kohl’s retail locations, for a total of 300 locations, in the third quarter 2021.

Fourth Quarter Financial Highlights:

•	For the fourth quarter, net revenue increased 3.2% to $555.4 million, compared to $538.4 million in the fourth quarter of fiscal 2020.
◦

Global eCommerce net revenue was $441.5 million, a decrease of 4.4% from $461.9 million in the fourth quarter of fiscal 2020 as a result of shipping delays caused by supply chain challenges. Compared to the fourth quarter of last year, U.S. eCommerce decreased 2.2% and International eCommerce decreased 14.6%.

◦

Outfitters net revenue was $61.8 million, an increase of 43.6% from $43.0 million in the fourth quarter of fiscal 2020. This increase was driven by stronger demand within the Company’s travel-related national accounts and school uniform customers.

◦

Third Party net revenue, which includes sales on third-party marketplaces and U.S. wholesale revenues, was $36.3 million in the fourth quarter compared to $21.3 million in the fourth quarter last year.  The $15.0 million increase was primarily attributable to growth in our Kohl’s partnership, including an expansion to 300 locations during the third quarter 2021, compared to 150 retail locations in the fourth quarter 2020.

•

Gross margin decreased approximately 360 basis points to 35.9% as compared to 39.5% in the fourth quarter last year.  Gross margin declined due to increased shipping costs driven by the global supply chain challenges.

•

Selling and administrative expenses increased $5.5 million to $172.2 million or 31.0% of net revenue, compared to $166.7 million or 31.0% of net revenue, in the fourth quarter of last year.   The flat basis point result was driven by the leverage on higher sales and continued expense controls, offset by continued investment in digital marketing and higher distribution center labor costs.

•	Net income was $7.1 million or $0.21 per diluted share, as compared to net income of $19.9 million or $0.60 per diluted share in the fourth quarter of fiscal 2020.

•	Adjusted EBITDA decreased to $27.3 million compared to $46.1 million in the fourth quarter of fiscal 2020.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $34.3 million as of January 28, 2022, compared to $33.9 million as of January 29, 2021.

Net cash provided by operations was $70.6 million for the 52 weeks ended January 28, 2022, compared to $91.6 million for the 52 weeks ended January 29, 2021.

Inventories, net, was $384.2 million as of January 28, 2022, and $382.1 million as of January 29, 2021.

As of January 28, 2022, the Company had no borrowings outstanding and $251.5 million of availability under its asset-based senior secured credit facility compared to $25.0 million of borrowings outstanding and $222.9 million of availability at the end of last year. Additionally, as of January 28, 2022, the Company had $257.8 million of term loan debt outstanding compared to $271.6 million of term loan debt outstanding at the end of last year.

Outlook

Jim Gooch, President and Chief Financial Officer, stated, “We are very pleased with the performance we delivered in 2021, despite the supply chain challenges in the back half of the year.  For fiscal 2022, we expect year-over-year sales growth to be higher in the back half of the year, as we lap strong demand from the first half of 2021 and inventory constraints we experienced in the back half of 2021.   While we navigate the macro headwinds through the remainder of fiscal 2022, we remain confident in our business model and ability to meet our long-term targets.”

For the first quarter of fiscal 2022 the Company expects:

•	Net revenue to be between $320.0 million and $335.0 million.
•	Net loss to be between $(4.0) million and $(2.0) million and diluted loss per share to be between $(0.12) and $(0.06).
•	Adjusted EBITDA in the range of $12.0 million to $15.0 million.

This first quarter outlook assumes approximately $15.0 million of incremental shipping expenses due to the global supply chain challenges.

For fiscal 2022 the Company expects:

•	Net revenue to be between $1.68 billion and $1.75 billion.
•	Net income to be between $24.0 million and $35.0 million, and diluted earnings per share to be between $0.71 and $1.04.
•	Adjusted EBITDA in the range of $105.0 million to $120.0 million.
•	Capital expenditures of approximately $37.0 million.

This full year outlook assumes approximately $40.0 million of incremental shipping expenses due to the global supply chain challenges.

Conference Call

The Company will host a conference call on Wednesday, March 16, 2022, at 8:30 a.m. ET to review its fourth quarter and full year financial results and related matters. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com or by dialing (866) 753-5836.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading uni-channel retailer of casual clothing, accessories, footwear and home products. We offer products online at www.landsend.com, on third party online marketplaces and through our own Company Operated stores, as well as, third-party retail locations. We are a classic American lifestyle brand with a passion for quality, legendary service and real value, and seek to deliver timeless style for women, men, kids and the home.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s assessment of its long-term opportunity, the strength of the Lands’ End brand, its strategy, and addressable market;  the Company’s ability to navigate macro headwinds in fiscal 2022; the Company’s expectations regarding revenue trends in the first and second halves of 2022; and the Company’s outlook and expectations as to net revenue, net income, earnings per share and Adjusted EBITDA for the first quarter of fiscal 2022 and for the full year of fiscal 2022, capital expenditures for fiscal 2022 and assumptions regarding incremental shipping expenses due to the global supply chain challenges in the first quarter of fiscal 2022 and full year of fiscal 2022.  The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the impact of COVID on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; further disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to COVID and other global economic conditions; the impact of economic conditions on consumer discretionary spending; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s relationship with Kohl’s may not develop as planned or have its desired impact; the Company’s dependence on information technology and a failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to maintain the security of customer, employee or company information; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the adverse effect on the Company’s reputation if its independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement in connection with the Company’s separation from Sears Holdings; the ability of the Company’s principal stockholders to exert substantial influence over the Company; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; and other risks, uncertainties and factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2021. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

James Gooch

President and Chief Financial Officer

(608) 935-9341

Investor Relations:

ICR, Inc.

Jean Fontana

(646) 277-1214

Jean.Fontana@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Consolidated Balance Sheets

(Unaudited)

(in thousands except per share data)	January 28, 2022	January 29, 2021
ASSETS
Current assets
Cash and cash equivalents	$34,301	$33,933
Restricted cash	1,834	1,861
Accounts receivable, net	49,668	37,574
Inventories, net	384,241	382,106
Prepaid expenses and other current assets	36,905	40,356
Total current assets	506,949	495,830
Property and equipment, net	129,791	145,288
Operating lease right-of-use asset	31,492	35,475
Goodwill	106,700	106,700
Intangible asset, net	257,000	257,000
Other assets	4,702	5,215
TOTAL ASSETS	$1,036,634	$1,045,508
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$13,750	$13,750
Accounts payable	145,802	134,007
Lease liability - current	5,617	5,183
Other current liabilities	146,263	161,982
Total current liabilities	311,432	314,922
Long-term borrowings on ABL Facility	—	25,000
Long-term debt, net	234,474	245,632
Lease liability - long-term	32,731	37,811
Deferred tax liabilities	46,191	47,346
Other liabilities	5,110	5,094
TOTAL LIABILITIES	629,938	675,805
Commitments and contingencies
STOCKHOLDERS' EQUITY
Common stock, par value $0.01 - authorized: 480,000 shares; issued and outstanding: 32,985 and 32,614, respectively	330	326
Additional paid-in capital	374,413	369,372
Retained earnings	44,595	11,226
Accumulated other comprehensive loss	(12,642)	(11,221)
TOTAL STOCKHOLDERS' EQUITY	406,696	369,703
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,036,634	$1,045,508

LANDS’ END, INC.

Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
(in thousands except per share data)	January 28, 2022	January 29, 2021	January 28, 2022	January 29, 2021
REVENUES
Net revenue	$555,375	$538,374	$1,636,624	$1,427,448
Cost of sales (excluding depreciation and amortization)	356,256	325,554	945,164	821,595
Gross profit	199,119	212,820	691,460	605,853

Selling and administrative	172,188	166,733	571,767	518,897
Depreciation and amortization	9,683	9,552	39,166	37,343
Other operating expense, net	158	556	741	8,471
Total costs and expenses	182,029	176,841	611,674	564,711
Operating income	17,090	35,979	79,786	41,142
Interest expense	8,214	8,522	34,445	27,754
Other (income) expense, net	(167)	(113)	(628)	796

Income before income taxes	9,043	27,570	45,969	12,592
Income tax expense	1,933	7,643	12,600	1,756
NET INCOME	$7,110	$19,927	$33,369	$10,836

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS
Basic:	$0.22	$0.61	$1.01	$0.33
Diluted:	$0.21	$0.60	$0.99	$0.33

Basic weighted average common shares outstanding	32,984	32,611	32,929	32,566
Diluted weighted average common shares outstanding	33,584	33,471	33,681	32,652

Use and Definition of Non-GAAP Financial Measures

Adjusted EBITDA - In addition to our Net income determined in accordance with GAAP, for purposes of evaluating operating performance, the Company uses an Adjusted EBITDA metric. Adjusted EBITDA is computed as Net income appearing on the Consolidated Statements of Operations net of Income tax expense, Interest expense, Depreciation and amortization and certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business for comparable periods, as well as the basis for an executive compensation metric. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes several important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and useful to investors, because:

•	EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.
•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

◦	For the 52 weeks ended January 29, 2021 we excluded the impact of corporate restructuring which includes severance for the reduction in corporate positions in Fiscal 2020.
◦	For the 52 weeks ended January 29, 2021 we excluded the impact of non-cash write-down of goodwill and certain long-lived assets in Fiscal 2020.
◦	For the 13 weeks and 52 weeks ended January 28, 2022 and January 29, 2021 we excluded the impacts of amortization of transaction related costs associated with Third Party distribution channel.
◦

For the 13 weeks and 52 weeks ended January 28, 2022 and January 29, 2021 we excluded the impacts of loss on disposal of property and equipment as management considers the net gains or losses on asset valuation to result from investing decisions rather than ongoing operations.

Reconciliation of Non-GAAP Financial Information to GAAP

(Unaudited)

	13 Weeks Ended		13 Weeks Ended
	January 28, 2022		January 29, 2021
(in thousands)	$'s	% of Net Sales	$'s	% of Net Sales
Net income	$7,110	1.3%	$19,927	3.7%
Income tax expense	1,933	0.3%	7,643	1.4%
Other (income), net	(167)	(0.0)%	(113)	(0.0)%
Interest expense	8,214	1.5%	8,522	1.6%
Operating income	17,090	3.1%	35,979	6.7%
Depreciation and amortization	9,683	1.7%	9,552	1.8%
Other	345	0.1%	250	0.0%
Loss on disposal of property and equipment	158	0.0%	306	0.1%
Adjusted EBITDA	$27,276	4.9%	$46,087	8.6%

	52 Weeks Ended		52 Weeks Ended
	January 28, 2022		January 29, 2021
(in thousands)	$'s	% of Net Sales	$'s	% of Net Sales
Net income	$33,369	2.0%	$10,836	0.8%
Income tax expense	12,600	0.8%	1,756	0.1%
Other (income) expense, net	(628)	(0.0)%	796	0.1%
Interest expense	34,445	2.1%	27,754	1.9%
Operating income	79,786	4.9%	41,142	2.9%
Depreciation and amortization	39,166	2.4%	37,343	2.6%
Corporate restructuring	—	—%	2,941	0.2%
Goodwill and long-lived asset impairment	—	—%	3,844	0.3%
Other	1,189	0.1%	383	0.0%
Loss on disposal of property and equipment	741	0.0%	1,303	0.1%
Adjusted EBITDA	$120,882	7.4%	$86,956	6.1%

First Quarter Fiscal 2022 Guidance	13 Weeks Ended
(in millions)	April 29, 2022
Net loss	$(4.0)	-	$(2.0)
Depreciation, interest, other income, taxes and other adjustments	16.0	-	17.0
Adjusted EBITDA	$12.0	-	$15.0

Fiscal 2022 Guidance	52 Weeks Ended
(in millions)	January 27, 2023
Net income	$24.0	-	$35.0
Depreciation, interest, other income, taxes and other adjustments	81.0	-	85.0
Adjusted EBITDA	$105.0	-	$120.0

LANDS’ END, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	52 weeks ended
(in thousands)	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$33,369	$10,836
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,166	37,343
Amortization of debt issuance costs	3,194	3,110
Loss on disposal of property and equipment	741	1,303
Stock-based compensation	10,156	9,201
Deferred income taxes	(782)	(10,770)
Goodwill impairment	—	3,300
Other	(661)	1,852
Change in operating assets and liabilities:
Accounts receivable, net	(13,170)	15,012
Inventories	(4,213)	(4,081)
Accounts payable	13,089	(21,208)
Other operating assets	4,080	(376)
Other operating liabilities	(14,400)	46,111
Net cash provided by operating activities	70,569	91,633
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(25,238)	(30,149)
Net cash used in investing activities	(25,238)	(30,149)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	143,000	235,000
Payments of borrowings under ABL Facility	(168,000)	(210,000)
Proceeds from issuance on long-term debt, net	—	266,750
Principal payments on long-term debt, net	(13,750)	(388,825)
Payments for taxes related to net share settlement of equity awards	(5,111)	(483)
Payment of debt issuance costs	(1,232)	(5,517)
Net cash used in financing activities	(45,093)	(103,075)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	103	(1,912)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	341	(43,503)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	35,794	79,297
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$36,135	$35,794
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$2,627	$3,245
Income taxes paid, net of refunds	$24,868	$288
Interest paid	$31,421	$21,595